Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-191131) on Form S-8 and in the registration statement (No. 333-268735) on Form S-3 of our reports dated February 15, 2023, with respect to the consolidated financial statements of Murphy USA Inc. and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP

Dallas, Texas
February 15, 2023